EX-99.B11-asconsnt

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Post-Effective Amendment No. 7 to Registration Statement No. 33-55753 of our report dated November 6, 1998 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.


Deloitte & Touche LLP
Kansas City, Missouri
November 27, 1998